Exhibit 5.1

James C.T. Linfield
T: +1 720 566 4010
linfieldjct@cooley.com

September 5, 2013
NewLink Genetics Corporation
2503 South Loop Drive
Ames, IA 50010
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the sale by NewLink Genetics Corporation, a Delaware corporation (the “Company”), of shares of its common stock, par value $0.01 per share, having an aggregate offering price of up to $60.0 million (the “Shares”) pursuant to a Registration Statement on Form S-3 (File No. 333-185721) (the “Registration Statement”) and the related Prospectus and Prospectus Supplement filed with the Securities and Exchange Commission (the “Commission”). All of the Shares are to be sold by the Company as described in the Registration Statement and the related Prospectus and Prospectus Supplement.
In connection with this opinion, we have examined the Registration Statement and related Prospectus and Prospectus Supplement, your Certificate of Incorporation and Bylaws, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Further, we have assumed that no more than 3,422,703 Shares will be sold, based on a sale price of $17.53 per share (which we have been advised was determined by reference to the last reported sale price of the Company's common stock on the NASDAQ Global Market on September 4, 2013).
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the related Prospectus and Prospectus Supplement, will be validly issued, fully paid, and nonassessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement, the filing of this opinion as an exhibit to a current report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement.
Very truly yours,
Cooley LLP

By:/s/ James C.T. Linfield
James C.T. Linfield, Partner